February 15, 2013

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE, Mail Stop 6010
Washington DC  20549

Ladies and Gentlemen:

We have reviewed the disclosures concerning Peterson Sullivan LLP made by Essential Innovations Technology Corp. in Item 4.01 of its Current Report on Form 8-K, and we are in agreement with such disclosures.

Sincerely,

/S/ PETERSON SULLIVAN LLP